EXHIBIT 99.(a)(1)(L)
Foundry Networks Election Confirmation Statement
Date 7/7/2007 7:49:56 PM PST
Dear  JOHN MCCLANE
Your Foundry Networks Stock Option Tender Offer election has been recorded as follows:

			Number of
			Option
			Shares		FMV of
			Eligible for		Foundry
		Original	Tender		Stock on	Amend
Original Grant	Option	Grant	Offer	Measurement	Measurement	Eligible
Date	Number	Price	Amendment	Date	Date	Option
Dec. 10, 2003	4	$3.45	600	Dec. 12, 2003	$4.15	Y
Dec. 10, 2004	5	$3.45	550	Dec. 12, 2004	$4.15	Y
Dec. 10, 2005	6	$3.45	50	Dec. 12, 2005	$4.15	Y
If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.